Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the inclusion in this Registration Statement on Form S-4 of Heritage Commerce Corp of our report dated March 15, 2019 relating to the financial statements of Presidio Bank and to the reference to us under the heading “Experts” in the joint proxy statement/prospectus.

/s/ CROWE LLP
Crowe LLP
Sacramento, California

June 28, 2019